[Blank Rome stationery]

January 28, 2025

Appendix A

(Dated January 28, 2025)

Funds & Share Classes

Fund	Classes
North Square Core Plus Bond Fund	Class I
North Square Spectrum Alpha Fund	Classes A and I
North Square Preferred and Income Securities Fund	Class I
North Square Dynamic Small Cap Fund	Classes A and I
North Square Tactical Growth Fund	Classes A, C, and I
North Square Tactical Defensive Fund	Classes A, C, and I
North Square Multi Strategy Fund	Classes A and I
North Square RCIM Tax-Advantaged Preferred and Income Securities ETF	[no class designation]
Sphere 500 Climate Fund	[no class designation]